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                                                                  EXHIBIT 10.101

January 3, 2001



David Yen
Vice President, Integrated Products Group
Systems Products, Sun Microsystems

Dear David,

I am pleased to offer you the position of Vice President, Processor Products Group effective January 2, 2001. This represents a promotion to grade E-18, which is the most senior level of Vice President at Sun below the EMG that is in active use. Our intent is to recognize this via a new job title as soon as we receive approval from Sun's Board of Directors. You will report directly to me.

In recognition of your expanded responsibilities, your base salary will be increased to $335,000. The bonus target for this position is 45%; targets are being reviewed for FY02 and could be increased.

Additionally, you will be granted non-qualified Sun Stock Options covering 250,000 shares which will vest at 20% per year with vesting commencing one year from the grant date. The options will be fully vested in five years and expire in 8 years. You will also be granted 20,000 shares of Restricted Stock which will become 50% vested two and one half years following the grant date; the remaining 50% will vest five years from grant. Subject to approval by Sun's Board of Directors, the grant date for the Stock Options and Restricted Stock is December 13, 2000.

In the event you are involuntary terminated for reasons other than cause, or are removed from this position either involuntarily for reasons other than cause or due to deteriorating health conditions which cause you to become disabled and prevent you from continuing full time in this position, and so elect, you will be eligible to receive a severance agreement which will provide for, subject to certain conditions, 1 year of employment continuation. This will include continuation of your base salary at the then current rate, benefits continuation, and normal vesting of stock options for this period.


                             PERSONAL & CONFIDENTIAL


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In addition, you are covered by the Sun Microsystems Vice President's Change of
Control Severance Plan, which provides for -- among other benefits -- vesting of all outstanding options upon a termination which occurs as a result of a change of control, subject to certain conditions. The complete text of the plan is attached (reprinted from the Company's website).

David, your contributions are absolutely critical to Sun's ongoing success. I look forward to working with you in your critical new role.

Regards,

/s/ John Shoemaker
----------------------------
John Shoemaker
Executive Vice President
Systems Products

Copies:

Crawford Beveridge
Scott McNealy
Ed Zander


                             PERSONAL & CONFIDENTIAL

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May 17, 2001



David Yen
Vice President, Processor Products Group
Computer Systems

Dear David,

Your contributions to the Computer Systems organization and Sun Microsystems continue to be absolutely critical to our success. I want recognize your value to this organization by enhancing certain elements of your compensation package.

Your SMI Vice President bonus target for fiscal years 2002 through 2004 will be increased to 100% of your eligible wages and will be subject to the standard bonus payout formula with a maximum payout of 200%. This replaces your current 45% bonus opportunity.

Additionally, providing you remain actively employed by Sun on May 17, 2004, you will receive a gross cash bonus of $500,000 on that date.

Finally, you will be granted non-qualified Sun Stock Options covering 250,000 shares which will vest at 33% per year with vesting commencing one year from the grant date. The options will be fully vested in three years and expire in 8 years. The grant will be submitted for approval by Sun's Board of Directors at their June meeting.

I look forward to working with you to meet our challenges and achieve our objectives -- you are clearly a key part of making this happen for Sun.

Regards,

/s/ John Shoemaker
-------------------------

John Shoemaker
Executive Vice President
Computer Systems


                             PERSONAL & CONFIDENTIAL